Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-131931

CONGAREE BANCSHARES, INC.
OFFERING OF A MINIMUM OF 1,400,000 AND A
MAXIMUM OF 2,500,000 SHARES OF COMMON STOCK

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SUPPLEMENT NO. 2 TO PROSPECTUS
DATED APRIL 20, 2006
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                 This document supplements our prospectus dated April 20, 2006, as supplemented by Supplement No. 1 dated July 28, 2006 (the "Prospectus"), pursuant to which we are offering a minimum of 1,400,000 shares and a maximum of 2,500,000 shares of our common stock at $10.00 per share.

Extension of the Offering

                 The offering was originally scheduled to expire on July 31, 2006, subject to our right to extend the offering for one or more periods up to December 31, 2006. We have decided to extend the offering through September 30, 2006. We reserve the right to extend the offering until December 31, 2006 or to terminate the offering earlier.

                 This supplement is not a summary of the information in the Prospectus, and it may not be used except in conjunction with the Prospectus.

TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO OUR COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, SUPPLEMENT NO. 1, AND THIS SUPPLEMENT NO. 2 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

        The date of this Supplement No. 2 is August 31, 2006.